NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Investors/Analysts

Financial Dynamics

212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA COMPLETES RENEWAL OF FINAL PORTION OF $2.7 BILLION FINANCING GOAL

DALLAS, Texas (April 3, 2008) –– Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its private label credit card banking subsidiary, World Financial Network National Bank, has completed the renewal of its $400 million conduit facility. This $400 million conduit facility renewal completes the Company’s final portion of its $2.7 billion financing goal.

The facility, which will fund existing and new private label credit card programs, currently holds approximately $265 million in card assets, providing both current financing as well as an additional source of currently untapped liquidity. The facility was renewed by the Company’s current group of conduit providers including Barclays Capital and JPMorgan.

Ed Heffernan, executive vice president and chief financial officer of Alliance Data, commented, “Despite the current volatility in the capital markets, this transaction once again demonstrates that liquidity is readily available for companies with strong track records and high-quality assets. As we entered the latter part of 2007, we had approximately $2.7 billion of off-balance sheet facilities that would need to be renewed or established. The renewal of our $400 million conduit facility completes our $2.7 billion financial goal.

“Liquidity for the Company remains at an all-time high,” Mr. Heffernan continued. “We continue to benefit from the financial flexibility of $3.8 billion in immediate liquidity, of which $1.8 billion remains unused, as well as from an overall leverage ratio of less than 1x. The Company’s ability to continue to access the capital markets at favorable rates, significant committed but unused liquidity and an exceptionally conservative leverage ratio all position Alliance Data well for another successful year in 2008.”

The “all-in” funding rate on Alliance Data’s renewed facility is approximately 100 basis points below the Company’s budgeted rate for this transaction. Although spreads on funding have widened in recent months, the base rates used on transactions of this nature (e.g., LIBOR, Fed Funds, commercial paper) have improved at more dramatic rates. The expected savings from lower funding costs will serve as a natural hedge against an anticipated moderate increase in credit losses. Funding saves remain firmly on track to mitigate those increases.

Thus, Alliance Data’s private label credit card business continues to offer stability and visibility in these uncertain macro-economic times. Alliance Data’s business model is also enhanced by its recession-resistant and high-growth engines, namely its Loyalty AIR MILES® Reward Program in Canada and its Epsilon transaction-based marketing business.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger with an affiliate of The Blackstone Group, including the risk that conditions to closing, including the condition relating to regulatory approvals, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in connection therewith. The Company cannot provide any assurance that the conditions to closing the transaction will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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